EXHIBIT 99.2

AGREEMENT AND PLAN OF MERGER

among

COMPUCOM SYSTEMS, INC.,

CHR HOLDING CORPORATION

and

CHR MERGER CORPORATION

Dated as of May 27, 2004

i

ii

EXHIBITS

EXHIBIT A – Principal Stockholder Agreement

EXHIBIT B – Certificate of Merger

EXHIBIT C – Post-Merger Directors and Officers

EXHIBIT D – Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of May 27, 2004, among CompuCom Systems, Inc., a Delaware corporation (the “Company”), CHR Holding Corporation, a Delaware corporation (“Parent”), and CHR Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Company Board and a Special Committee consisting of independent directors of the Company (the “Special Committee”) have approved this Agreement and deem it advisable and in the best interests of the Company’s stockholders to consummate the merger of Merger Subsidiary into the Company as set forth herein;

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company (and the Special Committee) have each approved the merger of Merger Subsidiary into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each share of common stock, $.01 par value per share, of the Company (“Company Common Stock”), other than shares owned directly or indirectly by Parent, Merger Subsidiary or the Company, will be converted into the right to receive $4.60 per share in cash, without interest thereon (the “Common Stock Per Share Merger Consideration”), and each share of preferred stock, par value $.01 per share, of the Company (“Company Preferred Stock”), other than shares owned directly or indirectly by Parent, Merger Subsidiary or the Company, will be converted into the right to receive $10.00 per share in cash, plus accrued but unpaid dividends per share through the Effective Time, without interest thereon (the “Preferred Stock Per Share Merger Consideration”);

     WHEREAS, the Company Board and the Special Committee have adopted resolutions approving the Merger and recommending that the Company’s stockholders approve and adopt this Agreement and the Merger;

     WHEREAS, concurrently with the execution of this Agreement, as an inducement to Parent to enter into this Agreement, Safeguard Scientifics, Inc., a Pennsylvania corporation and the principal stockholder of the Company (the “Principal Stockholder”), has entered into a Principal Stockholder Agreement with Parent and Merger Subsidiary, a copy of which is attached hereto as Exhibit A (the “Principal Stockholder Agreement”); and

     WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties contained herein, and subject to the conditions contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

     1.1 Definitions. As used in this Agreement, the terms set forth in Schedule 1.1 shall have the respective meanings set forth therein.

ARTICLE II

THE MERGER

     2.1 Merger.

          (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as such term is defined in Section 2.3), in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), Merger Subsidiary shall merge with and into the Company and the separate existence and corporate organization of Merger Subsidiary (except as may be continued by operation of law) shall cease and the Company shall survive the Merger as the surviving corporation (the “Surviving Corporation”). The Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Subsidiary and the Company in accordance with the DGCL.

          (b) Subject to the closing conditions set forth in Section 9.1 and Section 9.2, including the obtaining of financing as described in Section 9.2(e), Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to enable the Surviving Corporation to accept for payment, and pay for, any shares of Company Common Stock and Company Preferred Stock that the Surviving Corporation becomes obligated to accept for payment, and pay for, pursuant to the Merger, as well as to make the payments contemplated by Section 3.6 hereof, and shall be liable on a direct and primary basis for the performance of the obligations of Merger Subsidiary with respect to the Merger.

     2.2 Closing. The Closing of the Merger (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 7th Avenue, New York, New York 10019, on a date and at a time to be specified by Parent which shall be no later than five Business Days after satisfaction or waiver of the conditions set forth in Article IX (other than conditions which by their nature are to be satisfied at the Closing) or at such other time and place or on such other date as Parent and the Company may agree.

     2.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article IX (and subject to no other condition set forth herein or otherwise), the parties shall use their reasonable best efforts to consummate the Merger, including without limitation, filing a certificate of merger or other appropriate documents (the “Certificate of Merger”) substantially in the form attached as Exhibit B executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

     2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     2.5 Certificate of Incorporation and Bylaws.

          (a) Pursuant to the Merger, the Certificate of Incorporation of the Company shall be amended in its entirety to read as the Restated Certificate of Incorporation attached as “Exhibit A” to the Certificate of Merger, and as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The Bylaws of Merger Subsidiary as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until changed or amended as provided therein or by applicable law.

     2.6 Directors. The director listed on Exhibit C shall be the sole director of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until the earlier of her death, resignation or removal or until her successor is duly elected and qualified.

     2.7 Officers. The officers listed on Exhibit C shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation and until the earlier of their death, resignation or removal or until their successors are duly elected and qualified.

     2.8 Disclosure Schedule. The Company has prepared and delivered to Parent as of the date of this Agreement a disclosure schedule attached as Exhibit D (the “Disclosure Schedule”), setting forth, among other things, certain information that, to the extent and as provided in this Agreement, is required to be disclosed in the Disclosure Schedule or qualifies certain representations and warranties of the Company made in this Agreement.

ARTICLE III

CONVERSION OF THE COMPANY’S CAPITAL STOCK

     3.1 Conversion of the Company’s Capital Stock. Subject to the terms and conditions of this Agreement:

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or the holder of any shares of Company Common Stock or Company Preferred Stock, (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares to be canceled pursuant to Section 3.1(b) below and Dissenting Shares pursuant to Section 3.5 below, shall be converted into and represent the right to receive the Common Stock Per Share Merger Consideration and (ii) each share of Company Preferred Stock, other than shares to be canceled pursuant to

Section 3.1(b) below, shall be converted into and represent the right to receive the Preferred Stock Per Share Merger Consideration. The aggregate consideration paid to the holders of issued and outstanding shares of Company Common Stock and Company Preferred Stock pursuant to this Section 3.1(a) is referred to herein as the “Merger Consideration.”

          (b) At the Effective Time, each share of Company Common Stock and Company Preferred Stock, if any, held in the Company’s treasury or owned by Parent, Merger Subsidiary or any subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired without payment of any consideration therefor.

          (c) At the Effective Time, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of common stock of Merger Subsidiary shall be deemed for all purposes to evidence ownership and to represent the same number of shares of common stock of the Surviving Corporation.

     3.2 Payment.

          (a) Prior to the Effective Time, Parent shall designate a bank, trust company or other entity reasonably satisfactory to the Company to act as the disbursing agent (the “Disbursing Agent”) in effecting the exchange of the Merger Consideration for certificates of shares of Company Common Stock and Company Preferred Stock (“Stock Certificates”). At or prior to the Effective Time, Parent, Merger Subsidiary and/or the Surviving Corporation shall deposit with the Disbursing Agent cash in an aggregate amount sufficient to make the cash payments contemplated by Section 3.1 to be made to the holders of shares of Company Common Stock and Company Preferred Stock. As soon as practicable after the Effective Time, Parent shall cause the Disbursing Agent to mail a notice and a transmittal form to each holder of record of shares of Company Common Stock and Company Preferred Stock that has not already executed a transmittal form advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such holder’s Stock Certificates for exchange into the Merger Consideration. Each such holder, upon proper surrender of such Stock Certificates to the Disbursing Agent together with and in accordance with such transmittal form, shall be entitled to receive in exchange therefor the Merger Consideration deliverable in respect of the shares of Company Common Stock and Company Preferred Stock theretofore evidenced by the Stock Certificates so surrendered, subject to any Taxes required to be withheld. Upon surrender of such Stock Certificates to the Disbursing Agent, Parent shall cause the Disbursing Agent promptly to deliver the Merger Consideration to the Person entitled thereto. The Principal Stockholder shall be entitled to prompt payment by wire transfer in accordance with instructions specified in the transmittal form. Until properly surrendered, each such Stock Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration payable with respect to the shares of Company Common Stock or Company Preferred Stock represented by such Stock Certificate in accordance with Section 3.1(a). Until properly surrendered, holders of Stock Certificates will not be entitled to payment of the Merger Consideration to which they would otherwise be entitled. No interest will be paid or accrued on the cash payable upon the surrender of a Stock Certificate. All costs and expenses of the Disbursing Agent shall be borne by Parent.

          (b) If the Merger Consideration (or any portion thereof) payable with respect to any Company Common Stock or Company Preferred Stock is to be delivered to a Person other than the Person in whose name the Stock Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Consideration that the Stock Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Disbursing Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such Taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Disbursing Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock or Company Preferred Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (c) In the event any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue, in exchange for such lost, stolen or destroyed Stock Certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III. When authorizing such payment of the Merger Consideration in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Stock Certificate to give the Surviving Corporation a bond in such sum as it may direct, or such other secured or unsecured indemnity agreement as such Board of Directors may require, as indemnity against any claim that may be made against the Surviving Corporation with respect to the Stock Certificate alleged to have been lost, stolen or destroyed.

          (d) Promptly following the seven month anniversary of the Effective Time, upon request by Parent, the Disbursing Agent shall return to the Surviving Corporation all Merger Consideration in its possession relating to the transactions described in this Agreement, and the Disbursing Agent’s duty shall thereupon terminate. Thereafter, each holder of a Stock Certificate may surrender such Stock Certificate to the Surviving Corporation, in accordance with the procedures above, and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration payable with respect thereto, without any interest thereon and subject to any Taxes required to be withheld.

     3.3 No Further Rights. From and after the Effective Time, holders of Stock Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

     3.4 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock or Company Preferred Stock shall thereafter be made. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation or the Disbursing Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in this Article III.

     3.5 Dissenting Shares. Notwithstanding Section 3.1(a), shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such shares (“Dissenting Shares”) in accordance with the DGCL shall not be converted into or represent the right to receive the applicable Merger Consideration, unless such holder withdraws or otherwise loses (through failure to perfect or otherwise) his, her or its right to appraisal, and each holder of Dissenting Shares shall be entitled only to such rights with respect to such Dissenting Shares as may be granted to such holder pursuant to Section 262 of the DGCL. If after the Effective Time such holder withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration payable with respect thereto, and any right of such holder to a judicial appraisal of the Dissenting Shares shall be extinguished. The Company shall use commercially reasonable efforts to give Parent notice of any demands received by the Company for appraisal of shares of Company Common Stock and involve Parent in the negotiations and proceedings with respect to such demands.

     3.6 Stock Options.

          (a) The Company will (i) terminate, to the extent permitted by the terms thereof, the Company Option Plans immediately before the Effective Time, without prejudice to the rights of the holders of outstanding Options issued pursuant to the Company Option Plans and give appropriate notices of such termination to the holders of outstanding Options, (ii) grant no additional Options after the date of this Agreement under the Company Option Plans and (iii) grant or enter into, in each case after the date of this Agreement, no other options, warrants, rights, convertible securities or other agreements or commitments pursuant to which the Company is required to issue any shares of its capital stock or any securities convertible into or exchangeable for its capital stock.

          (b) The Company will, at or before the Closing, cancel and cause the surrender of all outstanding Options, regardless of whether the Options are then exercisable and regardless of the exercise price of the Options.

          (c) In settlement of the surrender and cancellation of each Option that has an exercise price less than the Common Stock Per Share Merger Consideration, the holder of such Option (regardless of whether such Option is then exercisable) will be entitled to receive an amount in cash, without any interest thereon, equal to the product of (i)(A) the Common Stock Per Share Merger Consideration, minus (B) the exercise price per share of Company Common Stock under such Option, multiplied by (ii) the number of shares of Company Common Stock issuable upon the exercise of such Option; provided, however, that the amounts payable pursuant to this Section 3.6 shall be reduced by any applicable federal and state withholding Taxes. Options shall be surrendered and canceled at the Closing and, upon such surrender and cancellation, will be paid for by the Surviving Corporation at Closing. On or prior to Closing, the Company shall take all steps necessary to ensure that, assuming the payments contemplated by this Section 3.6 are made, no Options will remain outstanding after the Effective Time.

     3.7 Company Employee Stock Purchase Plan. The Company will terminate the Company ESP Plan effective immediately following the termination of the current “Offering Period” (as such term is defined in the Company ESP Plan).

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

     4.1 Organization, Standing, etc. of the Company. The Company and the Subsidiaries are corporations duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of their incorporation, have the requisite corporate power and authority to own their assets and to carry on their business as presently conducted and, except as set forth on Schedule 4.1 of the Disclosure Schedule, are duly qualified as a foreign corporation to do business in and are in good standing in each jurisdiction where they are presently engaged in business and are required to be so qualified except where the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect. The Company has delivered or made available to Parent true and complete copies of its Certificate of Incorporation and all amendments thereto to the date hereof and its Bylaws as presently in effect and the Certificate of Incorporation and Bylaws (or other comparable documents) of each of the Subsidiaries. The Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. Schedule 4.1 of the Disclosure Schedule sets forth a complete list of the Subsidiaries.

     4.2 Authorization and Execution. The execution and delivery of this Agreement and, subject to obtaining the requisite stockholders’ approval, the performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. The Company Board, at meetings duly called and held, has (a) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the stockholders of the Company, (b) approved this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (c) recommended that the stockholders of the Company adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the stockholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, assuming this Agreement is enforceable against Parent and Merger Subsidiary, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, liquidation, conservatorship or similar laws or by general principles of equity.

     4.3 No Consents. Except as set forth in Section 4.4, the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not require any Consent or other action by or in respect of, or declaration or filing with, any Tribunal or with any Person that is a party to a Material Contract.

     4.4 Absence of Conflicts; Governmental Authorizations.

          (a) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not (i), except as set forth on Schedule 4.4 of the Disclosure Schedule, conflict with or result in any violation of any provision of the Certificate of Incorporation or Bylaws or equivalent organizational document, each as amended to date, of the Company or any Subsidiary; (ii) subject to obtaining the Consents listed in Schedule 4.4 of the Disclosure Schedule, conflict with, result in any material violation or breach of, constitute a material default under, give rise to any material right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any Material Contract as to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are or may be bound; (iii) violate in any material respect any term of any Legal Requirement applicable to the Company or any Subsidiary or by which any of their respective properties or assets are bound or affected; or (iv) result in the creation of, or impose on the Company or any Subsidiary the obligation to create, any Lien upon any material properties or assets of the Company or any Subsidiary other than Permitted Liens.

          (b) Except for applicable requirements, if any, of the Exchange Act (including the filing with the SEC of a proxy statement relating to any required approval by the Company’s stockholders of this Agreement (the “Proxy Statement”)), the Securities Act, the premerger notification requirements of the HSR Act, the filing and recordation of appropriate merger documents as required by the DGCL, filings required pursuant to any state securities or “blue sky” laws and such other notices, reports or other filings the failure of which to be made would not have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby, the Company is not required to submit any notice, report or other filing to any Tribunal in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     4.5 Capitalization. The authorized capital stock of the Company consists solely of (a) 70,000,000 shares of Company Common Stock, of which 50,199,874 shares are issued and outstanding on the date hereof, 2,215,657 shares have been reserved for issuance upon the conversion of the issued and outstanding shares of Company Preferred Stock, 6,633,543 shares have been reserved for issuance under the Company Option Plans, 1,887,296 shares have been reserved for issuance under the terms of the Company ESP Plan, and none are held in the treasury; and (b) 10,000,000 shares of Company Preferred Stock, of which 3,000,000 are reserved for issuance as Series B Cumulative Convertible Preferred Stock, of which 1,500,000 shares are issued and outstanding on the date hereof. All of the outstanding shares of Company Common Stock and all of the outstanding shares of Company Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. All of the issued shares of Company Common Stock and all of the issued shares of Company Preferred Stock were issued, and to the extent purchased by the Company or transferred, have been so purchased or transferred, in compliance with any preemptive rights and any other statutory or contractual rights of any stockholders of the Company. All shares of Company Common Stock subject to issuance upon exercise of the outstanding Options described above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Other than as set forth above, there are no subscriptions, options, warrants, convertible securities or other agreements or commitments (contingent or otherwise) pursuant to which the Company or any Subsidiary is required to issue any shares of its capital stock (or ownership interests) or any securities convertible into or exchangeable for its capital stock (or ownership interests), or is otherwise required to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock (or ownership interests) of the Company or any Subsidiary or any rights to participate in the equity or net income of the Company or any Subsidiary. Except as set forth on Schedule 4.5 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire shares of its capital stock (or ownership interests) or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person. Schedule 4.5 of the Disclosure Schedule sets forth (i) the number and exercise price of all outstanding Options and (ii) the aggregate number of participants in, and the aggregate amount contributed (and not otherwise withdrawn) by such participants to, the Company ESP Plan in the current “Offering Period” (as such term is defined in the Company ESP Plan), each calculated as of May 21, 2004. Except as set forth on Schedule 4.5 of the Disclosure Schedule, there are no stockholders’ agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary is a party or by which it is bound or, to the Company’s Knowledge, between or among stockholders, in each case with respect to the transfer or voting of any capital stock of the Company or any Subsidiary. Each outstanding share of capital stock (or ownership interests) of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and is owned by the Company or another Subsidiary, free and clear of all Liens other than Permitted Liens.

     4.6 SEC Reports and Financial Statements.

          (a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC, and has made available to Parent true and complete copies of all such forms, reports, schedules, statements and other documents filed by it since January 1, 2001, under the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the “Company SEC Documents”). To the Company’s Knowledge, each of the Company SEC Documents, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such Company SEC Document and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No Subsidiary is required to file any form, report or other document with the SEC.

          (b) The consolidated financial statements included in the Company SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements of the Company, as permitted by SEC Forms 10-Q and 8-K) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position, results of operations and cash flows of the Company for the periods presented in the Company SEC Documents.

     4.7 Absence of Certain Changes or Events. Except (a) as disclosed (i) in the Company SEC Documents, or (ii) in Schedule 4.7 of the Disclosure Schedule, and (b) if this representation is being made at Closing, as expressly provided in this Agreement or as contemplated by the parties in connection with obtaining financing for the Merger, since December 31, 2003, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and, to the Company’s Knowledge, in a manner consistent with past practice, and there has not been:

          (a) any material adverse change in the business, operations, properties, condition (financial or otherwise), or assets or liabilities (including, without limitation, contingent liabilities) of the Company or any Subsidiary;

          (b) any material damage, destruction or loss (if not covered by insurance) with respect to any material property or asset of the Company or any Subsidiary;

          (c) any material change by the Company or any Subsidiary in its accounting methods, principles or practices, except as required by applicable laws, regulations or accounting pronouncements, provided that each such change has been disclosed in the Company SEC Documents;

          (d) any revaluation by the Company or any Subsidiary of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice;

          (e) other than the distribution of quarterly dividends consistent with past practice with respect to outstanding shares of Company Preferred Stock, any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock (or ownership interests) of the Company or any Subsidiary, or any redemption, purchase or other acquisition of any of their respective securities;

          (f) any issuance to any director, officer or employee of the Company or any Subsidiary of any options, warrants, rights, or convertible securities relating to the issued or unissued capital stock (or ownership interests) of the Company or any Subsidiary other than pursuant to the Company ESP Plan;

          (g) any acquisition by the Company or any Subsidiary (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or any division thereof or any material amount of assets;

          (h) any incurrence of Indebtedness other than in the ordinary course of business and consistent with past practice or any issuance of any debt securities by the Company or any Subsidiary;

          (i) any assumption or guarantee by the Company or any Subsidiary of the obligations of any Person;

          (j) other than trade payables, extensions of credit to customers and advances to employees and independent contractors for travel expenses or wage or salary advances for non-executive employees of the Company that do not exceed two weeks wages or salary, in each case in the ordinary course of business and consistent with past practice, any loan or advance by the Company or any Subsidiary to any Person;

          (k) any authorization of, or commitment to make, any capital expenditure that exceeds the Company’s 2004 capital expenditure budget, a copy of which has been previously provided to Parent (the “2004 Capital Expenditure Budget”); or

          (l) any increase in the compensation payable or to become payable or the benefits provided or to be provided to any director, officer or employee of the Company or any Subsidiary, except for increases in the ordinary course of business and consistent with past practice.

     4.8 Absence of Undisclosed Liabilities. Except as set forth in the Company SEC Documents or on Schedule 4.8 of the Disclosure Schedule, and except for obligations in connection with the transactions contemplated hereby, neither the Company nor any Subsidiary has any material liabilities, Indebtedness or material obligations of any nature (whether accrued, absolute or contingent, asserted or unasserted, due or to become due) other than liabilities, Indebtedness and obligations incurred in the ordinary course of business consistent with past practice.

     4.9 Accounts Receivable. All Accounts Receivable existing as of the date hereof arose out of bona fide business transactions in the ordinary course of business. To the Knowledge of the Company, adequate reserves have been accrued and maintained in the financial statements of the Company included in the Form 10-Q of the Company filed with the SEC for the fiscal quarter ended March 31, 2004, to provide for all doubtful accounts of, valid counterclaims or setoffs by, rebates, discounts and allowances to, and returns from, any customers of the Company, and such reserves were established in a manner consistent with the Company’s collection experience in prior periods. The Company has furnished Parent with a true and complete copy of its Accounts Receivable Aging Report, dated March 31, 2004.

     4.10 Taxes and Tax Returns. Except as set forth on Schedule 4.10 of the Disclosure Schedule:

          (a) The Company and the Subsidiaries have duly filed in all material respects all tax returns, statements, reports and forms required to be filed with any taxing authority (collectively, the “Tax Returns”) and have duly paid or caused to be duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment in all material respects of all Taxes for all periods or portions thereof ending prior to the date hereof. All such Tax Returns accurately reflect in all material respects all liability for Taxes for the periods covered thereby and, to the Knowledge of the Company, all such Tax Returns are true, correct and complete. The Company has delivered to Parent complete and correct copies of all federal income Tax Returns filed by the Company and each Subsidiary for the three most recent taxable years for which such Tax Returns have been filed prior to the date of this Agreement. Neither the Company nor any Subsidiary has received written notice of any material claim made by a Tribunal in a jurisdiction where neither the Company nor such Subsidiary files Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

          (b) The Company and each Subsidiary has withheld and timely paid in all material respects all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (c) None of the federal income Tax Returns of the Company or the Subsidiaries has been examined by the Internal Revenue Service during the last six (6) taxable years. The applicable statutes of limitation for the assessment of Federal income taxes for all taxable periods ending on or prior to December 31, 1998 have expired, and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid.

          (d) No Tax audit, examinations or other administrative or judicial proceedings are pending or being conducted, or, to the Knowledge of the Company, threatened, with respect to any Taxes due from or with respect to or attributable to the Company or any Subsidiary or any Tax Return filed by or with respect to the Company or any Subsidiary, and no written notification of an intent to audit, to examine or to initiate administrative or judicial proceedings has been received by the Company or by any Subsidiary. There is no material dispute or claim concerning any Tax liability of the Company or of any Subsidiary either claimed or raised by any taxing authority in writing.

          (e) Neither the Company nor any Subsidiary (i) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (ii) is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company’s consolidated financial statements most recently filed by the Company with the SEC, (iii) has made an election under Section 341(f) of the Code, (iv) is a party to or bound by any closing agreement or offer in compromise with any taxing authority, (v) has been or will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing, (vi) has any excess loss account (as defined in Treasury Regulations Section 1.1502-19), (vii) has any deferred intercompany gains (as defined in Treasury Regulations Section 1.1502-13), or (viii) is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or any similar provision of foreign, state or local law.

          (f) There is no material Tax lien (other than for current Taxes not yet due and payable) against the assets of the Company or any Subsidiary except for Permitted Liens.

          (g) None of the assets of the Company or any Subsidiary is (i) “tax exempt use property” within the meaning of Section 168(h) of the Code, (ii) subject to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

          (h) The accruals and reserves for current Taxes reflected in the financial statements included in the Company SEC Documents are adequate in all material respects to cover all Taxes accruable through the respective dates thereof (including interest and penalties, if any, thereon) in accordance with GAAP.

          (i) The Company and each of the Subsidiaries is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

          (j) With respect to (i) the Receivables Contribution and Sale Agreement between the Company and CSI Funding, Inc. and (ii) all other material related party transactions between the Company and its Subsidiaries, each of such transactions in clauses (i) and (ii) is, in all material respects, on an arms’ length basis in accordance with Section 482 of the Code, or any state law equivalent.

          (k) The Company and each Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that (i) constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code or (ii) to the Knowledge of the Company and its Subsidiaries, could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (l) No powers of attorney or other authorizations are in effect that grant to any Person the authority to represent the Company or any Subsidiary in connection with any Tax matter or proceeding.

          (m) Since January 1, 1999, neither the Company nor any Subsidiary has made any tax election, other than in the ordinary course of business and consistent with past practice, or settled or compromised any Tax liability in excess of $25,000.

     4.11 Agreements, Contracts and Commitments.

          (a) Schedule 4.11 of the Disclosure Schedule contains a list of the following contracts to which either the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or has committed to be bound as of the date hereof:

               (i) all loan, credit or security agreements, notes, bonds, mortgages, indentures and other agreements and instruments for borrowed money in excess of $100,000 of the Company or any Subsidiary and any agreement which guarantees the obligations of any party in excess of such amount;

               (ii) all material employment or retention agreements, including collective bargaining agreements and consulting agreements, with employees, officers, directors or consultants or former employees, officers, directors or consultants associated with the Company or any Subsidiary or Affiliate of the Company which contain obligations which bind the Company or any Subsidiary of the Company and any agreement with any such individual that provides for the payment of severance upon the termination of such individual’s employment or which is in the nature of a stay bonus or retention bonus to the extent such agreements contain obligations that exceed $100,000 per annum and are not terminable by it or any Subsidiary on 90 days’ notice or less without penalty;

               (iii) all leases for real property in which the amount of payments which the Company is required to make on an annual basis exceeds $100,000;

               (iv) all leases for personal property in which the amount of payments which the Company is required to make on an annual basis exceeds $500,000;

               (v) all Contracts between the Company or any Subsidiary and their aggregate top twenty-five (25) customers, determined on the basis of revenue recognized by the Company or any Subsidiary, as applicable, for sales to such customers for the fiscal year ended December 31, 2003, and all Contracts between the Company or any Subsidiary and their aggregate top twenty-five (25) suppliers, determined on the basis of the total dollar value of supplies purchased by the Company or any Subsidiary, as applicable, from such suppliers for the fiscal year ended December 31, 2003, indicating whether each such Contract is terminable by either party on ninety (90) days’ notice or less (each a “Key Customer or Supplier”);

               (vi) all agreements materially limiting the freedom of the Company or any Subsidiary to compete in any line of business or in any geographic area or with any Person;

               (vii) all agreements to make capital expenditures in excess of $250,000 with respect to the Company or any Subsidiary;

               (viii) all agreements to sell, lease or otherwise dispose of any material assets of the Company or any Subsidiary other than in the ordinary course of business and consistent with past practice;

               (ix) all joint venture agreements and partnership agreements related to the Company or any Subsidiary; and

               (x) all intercompany contracts and agreements.

          (b) All agreements listed in Schedule 4.11(a)(i) through (xi) of the Disclosure Schedule or otherwise disclosed in the Company SEC Documents (such contracts being referred to herein as “Material Contracts”) are valid and binding agreements of the Company or a Subsidiary of the Company and are in full force and effect.

          (c) No material default, violation or breach by the Company or any Subsidiary under any Material Contract has occurred or will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby which affects or will affect the enforceability of any Material Contract or any party’s rights thereunder. To the Knowledge of the Company, none of the parties to the Material Contracts is any material respect in breach thereof or default thereunder.

          (d) The Company has made available to Parent complete and accurate copies of each Material Contract.

     4.12 Intellectual Property.

          (a) “Intellectual Property” means all the (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, “Trademarks”), (ii) patents and patent applications (including any inventions disclosed therein and all registrations, disclosures, continuations, continuations in part, renewals, revisions, extensions, reexaminations and applications for any of the foregoing) (“Patents”), (iii) all copyrightable works and copyrights (including any registrations and applications for any of the foregoing) (“Copyrights”), (iv) Software, (v) technology, trade secrets and other confidential information, Know-How, inventions, proprietary processes, formulae, algorithms, models, methodologies, ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals (collectively, “Trade Secrets”), (vi) all other proprietary rights and (vii) all copies and tangible embodiments thereof (in whatever form or medium) held for use or used in the conduct of the Company and the Subsidiaries’ businesses as currently conducted or contemplated to be conducted. For purposes of this Section 4.12, “Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, and (iii) all documentation, including user manuals and training materials, relating to any of the foregoing and the content and information contained on any website.

          (b) Schedule 4.12(b) of the Disclosure Schedule sets forth a complete and accurate list of all of the following that are owned by the Company or any Subsidiary: (i) Patents which are either registered or applied for; (ii) Trademarks which are either registered, applied for or material to the operation of the business; (iii) all registrations and applications for registration of all Copyrights; and (iv) Software (other than readily-available commercial Software). All Intellectual Property owned by the Company or any Subsidiary is free and clear of all Liens, except for Permitted Liens.

          (c) Schedule 4.12(c) of the Disclosure Schedule sets forth a complete and accurate list of all agreements to which the Company or any Subsidiary is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than licenses for readily available commercial Software programs), or (ii) restricting the Company’s or any Subsidiary’s rights to use any Intellectual Property (other than restrictions contained in licenses for readily available commercial Software programs) (collectively, the “License Agreements”). The License Agreements are in all material respects valid and binding obligations of the Company or a Subsidiary, and, to the Knowledge of the

Company, all other parties thereto, are enforceable in accordance with their terms, and will not in any material adverse respect be modified, altered, affected, discontinued or terminated as a result of the Merger, and there exists no event or condition which will result in a material violation or breach of, or constitute (with or without due notice of lapse of time or both) a material default by any party under any such License Agreement. Neither the Company nor any Subsidiary has licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the License Agreements. No royalties, honoraria or other fees are payable by the Company or any Subsidiary to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements.

          (d) The Company or one of the Subsidiaries owns or possesses in all material respects adequate, valid and enforceable licenses or other rights to use all Intellectual Property necessary to operate its business in the ordinary course and consistent with past practice and such licenses and rights (other than licenses for readily available commercial software programs) shall not in any material adverse respect be modified, altered, diminished or terminated as a result of the Merger.

          (e) To the Knowledge of the Company, the conduct of the Company and the Subsidiaries’ businesses as currently conducted does not in any material respect conflict with or infringe on any intellectual property rights owned or controlled by any third party. Except as set forth on Schedule 4.12 of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened claim, suit, arbitration or other adversarial proceeding before any Tribunal in any jurisdiction involving the Intellectual Property or alleging that the activities or the conduct of the Company’s or any Subsidiary’s businesses in any material respect infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging in any material respect the Company’s or any Subsidiary’s ownership, use, validity, enforceability or registrability of any Intellectual Property. There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations (other than the License Agreements) applicable to the Company or any Subsidiary which in any material respect (i) restrict the Company’s or any Subsidiary’s right to use any Intellectual Property owned or necessary to the operation of the business, (ii) restrict the Company’s or any Subsidiary’s businesses in order to accommodate a third party’s intellectual property rights or (iii) permit third parties to use any Intellectual Property owned by, controlled by, or necessary to the operation of the business of, the Company or any Subsidiary.

          (f) To the Knowledge of the Company, no third party is in any material respect using, misappropriating, infringing, diluting or violating any of the Company Intellectual Property, and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by the Company or any Subsidiary.

          (g) The Company and the Subsidiaries have taken reasonable measures to protect the confidentiality of Trade Secrets the disclosure of which, either individually or in the aggregate, would have a Material Adverse Effect. To the Knowledge of the Company, no party to any non-disclosure agreement relating to Company Trade Secrets is in material breach or default thereof.

     4.13 Litigation. Schedule 4.13 of the Disclosure Schedule lists all lawsuits, suits, claims, actions, proceedings, investigations, arbitrations, mediations or other proceedings which, to the Knowledge of the Company, are pending or threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Tribunal (each, an “Action” and collectively, “Actions”). Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing Order of, settlement agreement or similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Tribunal, or any Order of any Tribunal (other than regulations or executive Orders of a general nature applicable to more than the Company or its Subsidiaries).

     4.14 Compliance with Legal Requirements. To the Company’s Knowledge, the Company has not in any material respect violated or failed to comply with any Legal Requirement. Except as set forth on Schedule 4.14 of the Disclosure Schedule, neither the Company nor any Subsidiary has received any notice from, or otherwise been advised that, any Tribunal or other Person is claiming any material violation or potential material violation of any Legal Requirement with respect to the Company, any Subsidiary or their respective businesses.

     4.15 Environmental Matters.

          (a) Without limiting the generality of Section 4.14, (i) the Company, each Subsidiary and, to the Knowledge of the Company, their respective properties, are in compliance in all material respects with all, and neither the Company nor any of the Subsidiaries has any material liability under any, applicable Environmental, Health and Safety Laws (as defined below); (ii) the Company and each Subsidiary have timely filed all required material reports, obtained all required material approvals and Permits and generated and maintained all required material data, documentation and records under any applicable Environmental, Health and Safety Laws; (iii) to the Knowledge of the Company, neither the Company nor any Subsidiary nor anyone acting on their behalf in the course of so acting, has generated, stored, released, manufactured, processed, treated, transported or disposed of any Hazardous Materials (as defined below) on, beneath or about any premises owned or used by the Company or any Subsidiary at any time, except for inventories of Hazardous Materials in the ordinary course of business, which inventories were and are generated, stored, released, manufactured, processed, treated, transported and disposed of in material compliance with all applicable Environmental, Health and Safety Laws; (iv) neither the Company nor any Subsidiary has caused and is not aware of any release or threat of release of any Hazardous Materials on, beneath or about any premises owned or used by the Company or the Subsidiary at any time except in material compliance with all applicable Environmental, Health and Safety Laws; (v) neither the Company nor any Subsidiary has received any notice advising it that it is or may be responsible, or potentially responsible, for clean up costs with respect to a release or threatened release of any Hazardous Materials; and (vi) neither the Company nor any Subsidiary is aware of any release or disposal of any Hazardous Materials by any other Person on any premises owned or used by the Company or any Subsidiary except in material compliance with all applicable Environmental, Health and Safety Laws.

          (b) For the purposes of this Agreement, “Environmental, Health and Safety Laws” shall mean (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., and any amendments thereto; (ii) the Resource

Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any amendments thereto; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) any other similar Legal Requirements, as now in effect, relating to, or imposing liability or standards of conduct concerning, any Hazardous Materials or dangerous waste, substance or material; and (v) any Legal Requirements relating to the protection of human health and occupational safety for employees and others in the workplace. For the purposes of this Agreement, “Hazardous Materials” shall mean petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos-containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” under or pursuant to or otherwise listed or regulated pursuant to any Environmental, Health and Safety Law.

     4.16 Employee Benefit Plans.

          (a) Schedule 4.16(a) of the Disclosure Schedule hereto sets forth a true and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, medical welfare benefit, deferred compensation, profit sharing, retirement, retiree medical or life insurance, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, restricted stock and phantom stock arrangements or policies) (collectively, the “Employee Benefit Plans”); (ii) all Employee Benefit Plans which are “pension plans” (as defined in Section 3(2) of ERISA (“Pension Plans”)); and (iii) all material employment, termination, bonus, severance or other contracts or agreements (“Employment Agreements”), in each case to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained by the Company or any ERISA Affiliate or to which the Company or an ERISA Affiliate contributes or is obligated to contribute with respect to current or former employees of the Company (such Employee Benefit Plans, Pension Plans, and Employment Agreements collectively, the “Benefit Plans”). The Company has made available to Parent a true and complete copy of each Benefit Plan.

          (b) None of the Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA. None of the Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

          (c) The Company and the Subsidiaries have performed all material obligations required to be performed by them under and are not in any material respect in default under or in violation of, and to the Knowledge of the Company, there is no material default or violation by any party to, any Benefit Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that could give rise to any such Action, which action would have a Material Adverse Effect.

          (d) Except as set forth on Schedule 4.16 of the Disclosure Schedule, all contributions required to be made to each Benefit Plan under the terms thereof, ERISA, the Code, or any other applicable Legal Requirement have in all material respects been timely made, and are in all material respects fully deductible in the year for which they were paid or accrued. All other amounts that should be accrued to date as liabilities of the Company or any Subsidiary under or with respect to each Benefit Plan (including any unpaid administrative expenses and incurred but not reported claims) for the current plan year of each Benefit Plan have been recorded in all material respects on the books of the Company or such Subsidiary.

          (e) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any of the Benefit Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA.

          (f) To the Knowledge of the Company, there has been no violation of ERISA that could reasonably be expected to result in a material liability with respect to the filing of applicable returns, reports, documents or notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

          (g) True and complete copies of the following documents, with respect to each of the Employee Benefit Plans (as applicable) have been made available by the Company to Parent: (i) any plans and related trust documents, and all amendments thereto; (ii) the most recent Forms 5500 and schedules thereto; and (iii) the most recent summary plan description.

          (h) There are no pending Actions which have been asserted or instituted against any Employee Benefit Plan, or its assets or against the Company, plan administrator, or fiduciary of any Employee Benefit Plan with respect to the operation of such Employee Benefit Plan (other than routine, uncontested benefit claims). To the Knowledge of the Company, the Company has not engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code.

          (i) Neither the Company nor any Subsidiary maintains, contributes to or is obligated to contribute to (or within the past three (3) years has maintained, contributed to or been obligated to contribute to) any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

          (j) Except as set forth on Schedule 4.16 of the Disclosure Schedule, neither the Company nor any Subsidiary has any liability or obligation under any Benefit Plan to provide life insurance or medical or health benefits after termination of employment to any employee or dependent, other than as required by Part 6 of Title I of ERISA or Section 4980B of the Code, or applicable state law.

          (k) There will be no material liability of the Company or any Subsidiary (i) with respect to any Benefit Plan that has previously been terminated or (ii) under any insurance policy or similar arrangement procured in connection with any Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Effective Time.

          (l) To the Knowledge of the Company, Persons performing services for the Company or any Subsidiary have not been improperly classified as being independent contractors or leased employees rather than employees except where the failure to properly classify such Persons would not have a Material Adverse Effect.

          (m) Except as set forth on Schedule 4.16 of the Disclosure Schedule, none of the Benefit Plans provides any benefits that become payable or become vested solely as a result of the consummation of the transactions contemplated by this Agreement (other than benefits payable because an employee terminates employment covered by the Benefit Plan) and the consummation of the transactions contemplated hereby will not require the funding (whether formal or informal) of any Benefit Plan.

     4.17 Absence of Labor Difficulties. Neither the Company nor any Subsidiary is a party to any labor union or collective bargaining agreement. There is no labor union or organizing activity pending or, to the Knowledge of the Company, threatened with respect to the Company, any Subsidiary or their respective businesses. To the Knowledge of the Company, no certification question or organizational drive exists or has existed within the past two (2) years with respect to the Company or any Subsidiary’s employees. Except as set forth on Schedule 4.17 of the Disclosure Schedule, there are no pending charges, investigations, administrative proceedings, formal complaints or other matters (including unfair labor practices, discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board or any Tribunal. There is no labor strike, dispute, slowdown or stoppage pending or to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary. To the Knowledge of the Company, no executive, key employee or significant group of employees plans to terminate employment with the Company or any Subsidiary during the next twelve (12) months.

     4.18 Customers and Suppliers. There are no material disputes with any customer or supplier of the Company or any Subsidiary that is a Key Customer or Supplier, and there are no material disputes with customers or suppliers that are not Key Customers or Suppliers where the failure to resolve any such disputes, or the results of resolution of any such disputes, would have a Material Adverse Effect. Except as set forth on Schedule 4.18 of the Disclosure Schedule, no party to a Material Contract that is with a customer or supplier has terminated or, to the Knowledge of the Company, has, in writing or by an express oral statement, threatened to terminate or advised it will terminate its relationship with the Company or any Subsidiary.

     4.19 Licenses and Permits. To the Knowledge of the Company, the Company and each Subsidiary has validly and lawfully obtained and holds in full force and effect all material franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals from, and filings with, any Tribunal (“Permits”) which are necessary for the operation of their respective businesses as presently conducted in compliance with all Legal Requirements. Neither the Company nor any Subsidiary is in material violation of the terms of any such Permit.

     4.20 Personal Property. The Company and each Subsidiary has good and marketable title to all material personal property owned by it and valid leasehold or license interests in all material personal property leased by it, in each case free and clear of all Liens, except (i) for Permitted Liens and (ii) as set forth on Schedule 4.20 of the Disclosure Schedule. All material leases of personal property used by the Company or any Subsidiary in each of their respective businesses and operations are in all material respects valid and effective in accordance with their terms.

     4.21 Insurance. The Company and the Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as management of the Company believes is reasonable for its business. Schedule 4.21 of the Disclosure Schedule contains a description of the policies of insurance of the Company presently in force, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, deductible amount, limits of liability and annual premium (and, if the owner of such policy is not the Company, the name of the owner of such policy). All such policies are valid, outstanding and enforceable and neither the Company nor any Subsidiary has agreed to modify or cancel any of such insurance policies nor has the Company received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business and consistent with past practice or such as is normal and customary in the Company’s industry. No such policy will terminate as a result of the Merger.

     4.22 Corporate Books and Records. The minute books and records of the Company in all material respects contain a true, complete and correct record of all material actions taken at all meetings and by all written consents in lieu of meetings of the Company Board, or any committees thereof, and stockholders of the Company. The stock ledger and related stock transfer records of the Company contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the capital stock of the Company.

     4.23 Bank Accounts. The list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and the list containing a description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company authorized to transact business with respect thereto previously provided to Parent are true and correct in all material respects.

     4.24 Real Property. Neither the Company nor any Subsidiary owns any real property. Schedule 4.24 of the Disclosure Schedule sets forth a complete list of all real property that is subject to any lease with respect to which the lessee is the Company or any Subsidiary or which is used in their respective businesses. The Company or a Subsidiary has a valid leasehold interest in all such leased real property free and clear of all Liens except for Permitted Liens.

     4.25 No Broker’s or Finder’s Fees. No broker, investment banker, financial advisor or other Person, other than Broadview International and Houlihan Lokey Howard & Zukin, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company.

     4.26 Opinion of Financial Advisors. The Company has received the opinion of Broadview International, dated May 27, 2004, and the Special Committee has received the opinion of Houlihan Lokey Howard & Zukin, dated May 27, 2004, in each case to the effect that, as of that date, the consideration to be received in the Merger by the Company’s Common Stock holders, other than the Principal Stockholder, is fair from a financial point of view, and a complete and correct signed copy of each of such opinions have been, or promptly upon receipt thereof will be, delivered to Parent.

     4.27 Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is first mailed to the Company’s stockholders or, at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of all applicable Legal Requirements, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Subsidiary or the Principal Stockholder specifically for inclusion or incorporation by reference therein.

     4.28 Voting Requirements. The only vote required of the holders of the Company’s capital stock to adopt this Agreement and to approve the Merger is the affirmative majority vote of the outstanding shares of Company Common Stock and the outstanding shares of Company Preferred Stock, voting together as a single class.

     4.29 Anti-Takeover Laws. Prior to the date of this Agreement, the Company has taken all actions necessary to exempt under or make not subject to (a) the provisions of Section 203 of the DGCL and (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution and delivery of this Agreement and the Principal Stockholder Agreement to be executed concurrently herewith; (ii) the Merger; and (iii) the transactions contemplated hereby and thereby. The Company does not have any stockholder or shareholder rights agreement or any similar type of anti-takeover agreement.

     4.30 Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any Subsidiary or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND THE MERGER SUBSIDIARY

Parent and Merger Subsidiary, jointly and severally, hereby represent and warrant to the Company as follows:

     5.1 Organization, Standing, etc. of Parent. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its assets and to carry on its business as presently conducted. Parent has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     5.2 Organization, Standing, etc. of Merger Subsidiary. The Merger Subsidiary is a newly formed corporation duly incorporated, validly existing with active status under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. The Merger Subsidiary has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

     5.3 Authorization and Execution. The execution and delivery of this Agreement and the performance of each of Parent and Merger Subsidiary of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent and Merger Subsidiary. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary, as applicable, in accordance with its terms, assuming this Agreement is enforceable against the Company, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, liquidation, conservatorship or similar laws or by general principles of equity.

     5.4 Absence of Conflicts; Governmental Authorizations.

          (a) The execution and delivery by each of Parent and Merger Subsidiary of this Agreement, the performance by each of them of their respective obligations hereunder and the consummation by each of them of the transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents, each as amended to date, of Parent or Merger Subsidiary, (ii) materially conflict with, result in any material violation or material breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, Contract or other instrument to which Parent or Merger Subsidiary is a party or by which any of their respective properties or assets are or may be bound, (iii) materially violate any term of any Legal Requirement applicable to Parent or Merger Subsidiary or their respective properties or assets or (iv) result in the creation of, or impose on Parent or Merger Subsidiary the obligation to create, any Lien upon any properties or assets of Parent or Merger Subsidiary.

          (b) Except for applicable requirements, if any, of the Securities Act, the Exchange Act, the premerger notification requirements of the HSR Act, the filing and recordation of appropriate merger documents as required by the DGCL, filings required pursuant to any state securities or “blue sky” laws, and such other Consents, notices, reports or other filings the failure of which to be made would not have a material adverse effect on Parent or prevent or materially impair the consummation of the transactions contemplated hereby, neither Parent nor Merger Subsidiary is required to obtain any Consent from or submit any notice, report or other filing to any Tribunal in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     5.5 Financing. Prior to the date hereof, Parent has delivered to the Company (i) a commitment letter from Wells Fargo Foothill, Inc, and Bank of America, N.A. (the “Senior Lenders”), dated May 13, 2004 (the “Senior Financing Commitment Letter”), establishing terms under which the Senior Lenders commit to provide to Merger Subsidiary and the Surviving Corporation a senior secured, asset based credit facility (the “Senior Financing”) and (ii) a letter from Jefferies & Company, Inc., dated May 27, 2004 (the “Highly Confident Letter” and, together with the Senior Financing Commitment Letter, the “Financing Letters”), confirming that it is highly confident in its ability to arrange for $35 million of notes to fund a portion of the Total Consideration (the “Notes Financing” and, together with the Senior Financing, the “Financing”). As of the date hereof, Parent is not aware of any facts or circumstances that Parent believes or has reason to believe are reasonably likely to (x) prevent the conditions described in the Financing Letters from being satisfied, (y) prevent Parent or Merger Subsidiary from receiving the Financing pursuant to the terms of the Financing Letters or (z) make any of the conditions or assumptions set forth in the Financing Letters unreasonable, and the providers of the Financing Letters have not advised Parent or Merger Subsidiary as of the date hereof of any facts that cause them to believe that the financings contemplated by the Financing Letters will not be consummated substantially in accordance with the terms thereof. The aggregate proceeds of the Financing, when taken together with the cash of the Company and its Subsidiaries that is currently anticipated to be available as of the Closing Date and funds that will be made available to Parent and Merger Subsidiary by, or through arrangements made by, Platinum Equity, LLC, on or prior to the Closing Date, will be sufficient to pay the Total Consideration, to make the payments contemplated by Section 3.6, to pay all fees and expenses in connection with the Merger, to pay all amounts required to be paid under the senior executive employment agreements as of the Closing Date and to provide additional financing sufficient in the reasonable judgment of Parent for the future working capital and general corporate needs of the Surviving Corporation and its Subsidiaries.

     5.6 Information Supplied. The Proxy Statement will not, at the respective times it or any amendments or supplements thereto are filed with the SEC, are first sent or given to stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Merger Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

     5.7 Disclaimer of Other Representations and Warranties. Parent and Merger Subsidiary do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by Parent or Merger Subsidiary to make any representation or warranty relating to Parent or Merger Subsidiary or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Subsidiary.

ARTICLE VI

COVENANTS OF THE COMPANY

     6.1 Access to Information. The Company will provide Parent and Parent’s counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to the facilities, officers, directors, accountants, assets, properties, books and records of the Company and will furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company or the transactions contemplated hereby as Parent shall from time to time reasonably request; provided, however, that such investigation (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company and (b) shall not include speaking with employees, customers or suppliers of the Company without the prior consent of management of the Company. In the event of termination of this Agreement, Parent will return or cause to be returned to the Company all documents and other material obtained from the Company in connection with the transactions contemplated hereby and will keep confidential any such information unless such information is ascertainable from public or published information or is required to be disclosed by applicable Legal Requirements; provided however, that Parent shall have the right to destroy (with written certification of such destruction executed and delivered to the Company by an officer of Parent) any documents and other materials created by it that incorporate any confidential information rather than return such materials to the other party.

     6.2 Conduct of Business. The Company covenants and agrees that prior to the Effective Time, except (i) as expressly provided in this Agreement or contemplated by the parties in connection with obtaining financing for the Merger, (ii) as set forth in Schedule 6.2 of the Disclosure Schedule or (iii) as agreed in writing by Parent, after the date hereof:

          (a) The Company will not, and will not permit any Subsidiary to: (i) authorize, issue or commit to issue any shares of its capital stock of any class (whether or not from treasury stock) or other equity interests in the Company, except for the issuance of shares of Company Common Stock upon the exercise of, and in accordance with, the Options or in accordance with the Company ESP Plan, or Company Common Stock issued upon the conversion of outstanding shares of Company Preferred Stock; (ii) split up, combine or reclassify any of its capital stock or other equity interests in the Company; (iii) grant, commit to grant, issue or commit to issue any options, warrants or other rights to subscribe for or purchase any shares of its capital stock, other equity interests in the Company or any security directly or indirectly convertible into or exchangeable for, or which in any manner confers upon the holder thereof the right to acquire, any shares of any class of its capital stock or other equity securities, other than pursuant to the Company ESP Plan; (iv) purchase, redeem or otherwise acquire any shares of its capital stock of any class or any equity interests in the Company, or any interest in or right to acquire any such shares or other equity interests in the Company; (v) declare, set aside for payment or pay any dividend on, or make any other distribution or payment with respect to, any share of its capital stock of any class or any other equity interests (including Company Preferred Stock dividends), except for the distribution of quarterly dividends consistent with past practice with respect to the outstanding shares of Company Preferred Stock; (vi) take any action to institute any new severance or termination pay practice with respect to its employees, agents or consultants, or increase the benefits payable under its severance or termination pay practices applicable to its employees; (vii) grant any increase (other than as previously disclosed to Parent or immaterial increases in the ordinary course of business consistent with past practices) in the pension, retirement or other employment benefits or compensation of any character of, or grant any new material benefits to, any of its officers, directors, or employees other than benefits to new employees no greater than those provided to existing employees, or, other than as contemplated by Section 3.6; (viii) dispose of or assign any of its material assets or properties or permit any of its assets and properties to be subjected to any Liens, other than Permitted Liens, except to the extent such disposition or Lien is made or incurred in the ordinary course of business; (ix) change or remove certified public accountants for the Company; (x) amend, modify or repeal, or propose to do, or permit or consent to any amendment, modification or repeal of its Certificate of Incorporation or Bylaws (or equivalent organizational document) or take any action with respect to such action other than is contemplated in connection with the Merger; (xi) acquire all or substantially all, or a portion of all, the assets, capital stock or other equity securities of any other Person, or any business division of any other Person or otherwise organize or acquire control or ownership of any other Person; (xii) enter into, or become obligated under, or change, amend, terminate or otherwise modify any Material Contract, except in the ordinary course of business consistent with past practice; (xiii) incur any indebtedness for borrowed money, except with respect to the incurrence of indebtedness for working capital purposes in the ordinary course of business; (xiv) pay amounts owed to its three largest vendors other than on their respective due dates during the period commencing 30 days prior to the date scheduled for the Company Stockholders’ Meeting unless required to do so under any applicable credit limits; (xv) make or commit to make capital expenditures in excess of the Company’s 2004 Capital Expenditure Budget absent prior consultation with Parent; (xvi) settle any material pending claim or other material disagreement absent prior consultation with Parent; (xvii) grant any Lien on the capital stock of the Company or any Subsidiary except for a Permitted Lien; (xviii) enter into, directly or indirectly, any new material transaction with any Affiliate of the Company (excluding those transactions related to the sale of accounts receivable to CSI Funding, Inc., and other transactions with the Subsidiaries in the ordinary course of business and (other than with respect to Northern NEF, Inc.) consistent with past practice); or (xix) take, undertake, incur, authorize, commit or agree to take any of the foregoing actions.

          (b) The Company will promptly advise Parent of the commencement or, to the Knowledge of the Company, threat of any material claim, litigation, action, suit, inquiry or proceeding involving the Company, any Subsidiary, their respective properties or assets, or, to the Knowledge of the Company, involving any of their respective directors, officers or agents (in their capacities as such).

          (c) The Company will, and will cause each Subsidiary to, use reasonable commercial efforts to preserve substantially intact in all material respects its present business organization, reputation and key customer and supplier relations and keep available in all material respects the services of its present key officers, directors, employees, agents, consultants and other similar representatives.

          (d) The Company will, and will cause each Subsidiary to, comply, in all material respects, with all Legal Requirements applicable to its business.

     6.3 Acquisition Proposals.

          (a) The Company agrees that neither it nor any Subsidiary nor any of the officers, directors and employees of the Company or any Subsidiary shall, and that the Company shall use its reasonable best efforts to cause its and the Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any Subsidiary) not to initiate or solicit any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, tender offer, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any Subsidiary to acquire all or a substantial part of the business or properties of the Company or any Subsidiary or 5% or more of any capital stock of the Company or any capital stock of any Subsidiary (other than a proposal or offer made by Parent, Merger Subsidiary or any of their Affiliates), any such inquiry, proposal or offer being hereinafter referred to as an “Acquisition Proposal.” The Company further agrees that neither it nor any Subsidiary nor any of the officers, directors and employees of it or the Subsidiaries shall, and that it shall cause its and the Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Subsidiaries) not to, directly or indirectly, (i) have any discussion with or provide any information or data to any Person relating to an Acquisition Proposal, or (ii) engage in any negotiations concerning an Acquisition Proposal.

          (b) Notwithstanding anything in this Agreement to the contrary, and prior to the receipt of the required stockholder approval of the Merger, the Company, any Subsidiary, the Company Board or a committee of the Company Board and the Company’s and any Subsidiary’s officers, directors, employees, agents and representatives shall be permitted (i) to engage in discussions or negotiations with a third party who seeks, without prior solicitation (other than solicitations occurring prior to the date of this Agreement) by the Company, any Subsidiary or any of their directors, officers, employees, agents or representatives, to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties, and assets if, and only to the extent that, in response to a bona fide written Acquisition Proposal, (A) the Company Board has determined in good faith, after consultation with its legal and financial advisors, that such discussions may reasonably lead to a Superior Proposal and (B) prior to furnishing such information to, or entering into discussions with, such third party, the Company receives from such third party an executed confidentiality agreement containing terms customary in transactions of such nature, and the Company notifies Parent of its intention to provide information to a third party one (1) Business Day prior to providing such information, and (ii) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Except as set forth below, neither the Company Board nor any committee thereof may (i) effect a change in its recommendation to holders of the Company Common Stock because of receipt of an Acquisition Proposal, (ii) approve or recommend or propose publicly to approve or recommend an Acquisition Proposal or (iii) cause the Company or any Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, in response to a bona fide unsolicited written Acquisition Proposal from a third party that the Company Board determines in good faith, after consultation with its legal and financial advisors, is a Superior Proposal, the Company Board may change its recommendation and may enter into a definitive agreement with respect to such Acquisition Proposal, but only if the Company notifies Parent, in writing of its intention to take such action at least two (2) Business Days prior to taking such action, specifying the material terms of such Superior Proposal and identifying the Person making such Superior Proposal, and if Parent does not make, within two (2) Business Days of receipt of such written notification, an offer that the Company Board determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not change its recommendation as a result of such Superior Proposal or enter into any binding agreement with respect to such Superior Proposal prior to the expiration of such two (2) Business Day period, and that the Company shall postpone or adjourn the Company Stockholders’ Meeting, as necessary, to accommodate the procedures set forth in this sentence.

          (c) In addition to the notification required under the final sentence of Section 6.3(b), the Company shall notify Parent promptly after receipt by the Company (or any of its advisors) of any inquiry relating to any potential Acquisition Proposal and the terms of such proposal or inquiry, including the identity of the Person and its Affiliates making the same, that it may receive in respect of any such transaction, and shall keep Parent informed on a current basis with respect to any significant developments with respect to the foregoing.

          (d) The Company shall, and shall cause the Subsidiaries and the officers, directors, advisors, employees, representatives and other agents of the Company and the Subsidiaries to, cease and cause to be terminated any and all existing activities, discussions or negotiations with third parties conducted prior to the date hereof with respect to any Acquisition Proposal.

          (e) “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal which the Company Board determines, in good faith, after consultation with its legal and financial advisors, and after taking into account any conditions to and risks of consummation and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, is more favorable to its stockholders than the transactions contemplated by this Agreement.

          (f) Notwithstanding anything in this Section 6.3 to the contrary, the parties agree that the Company Board may change its recommendation to the extent required by its fiduciary duty as set forth in Section 8.1 (other than in connection with a Superior Proposal which shall be governed by this Section 6.3).

     6.4 Closing Efforts. The Company will, and will cause its officers and agents to, use commercially reasonable efforts to effect the Closing as soon as reasonably practicable after the date hereof, including, but not limited to, its efforts relating to (i) completing and filing the Proxy Statement, (ii) responding to comments and/or requests, if any, of the SEC, and (iii) scheduling the Company Stockholders’ Meeting. The Company may take such actions as it, after due consultation with Parent, deems appropriate to maximize certainty of the Closing, and the Company shall consult with Parent regarding any actions that Parent wants the Company to undertake to maximize such certainty.

ARTICLE VII

COVENANTS OF PARENT AND THE MERGER SUBSIDIARY

Parent covenants and agrees with the Company that, at all times before the Closing and to the extent specified, after the Closing, Parent at its expense will comply and will cause Merger Subsidiary or the Surviving Corporation, as the case may be, to comply with all covenants and provisions of this Article VII, except to the extent otherwise expressly required or permitted by this Agreement.

     7.1 Conduct of Business of Merger Subsidiary. During the period from the date of this Agreement to the Effective Time, Merger Subsidiary shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

     7.2 Obligation of Parent to Make Merger Effective and Merger Subsidiary’s Stockholder Consent. Parent shall cause Merger Subsidiary to take all actions necessary on its part to carry out the transactions contemplated hereby. Parent, as the sole stockholder of Merger Subsidiary, will consent in writing to the approval of this Agreement and the Merger in accordance with the DGCL.

     7.3 Information for Proxy Statement for the Company’s Stockholders. Parent will furnish to the Company such data and information relating to it and Merger Subsidiary as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain the necessary stockholder approval of the Merger.

     7.4 Indemnification Rights.

          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation (or any successor) shall, indemnify, defend and hold harmless the officers, directors, employees and agents of the Company or any of the Subsidiaries against all Damages arising out of claims brought or made by third parties, including, without limitation, derivative claims, in connection with the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law and shall advance expenses prior to the final disposition of such claims and liabilities to which this sentence applies. Parent and the Surviving Corporation agree that all rights to indemnification and advancement of expenses and exculpation and release now existing in favor of the directors, officers or employees of the Company or any of the Subsidiaries (including, without limitation, any Person who was or becomes a director, officer or employee prior to the Effective Time) (the “Indemnified Parties”) under Delaware Law or as provided in the Company’s or any Subsidiary’s Certificate of Incorporation, Bylaws, resolutions or any other written agreement between them with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time (or, in the case of claims or other matters occurring on or prior to the expiration of such six year period which have not been resolved prior to the expiration of such six year period, until such matters are finally resolved), and Parent shall cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation shall, honor all such rights. Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided further that in no event shall Parent be required to pay annual premiums for such insurance in excess of 200% of the annual premiums currently paid by the Company provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent and Merger Subsidiary shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount) with respect to matters occurring on or prior to the Effective Time.

          (b) Without limiting the foregoing, in the event any claim, action, suit, proceeding or investigation to which the provisions of this Section 7.4 are applicable is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be subject to the approval of the Surviving Corporation (such approval to not be unreasonably withheld), (ii) after the Effective Time, the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) after the Effective Time, the Surviving Corporation will use commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.4, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent or the Surviving Corporation (but the failure so to notify Parent or the Surviving Corporation shall not relieve it from any liability which it may have under this Section 7.4 except to the extent such failure materially prejudices the Surviving Corporation). The Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm, in addition to local counsel in each applicable jurisdiction, to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, as determined by counsel for the Indemnified Parties, a conflict between the positions of any two (2) or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

     7.5 Employee Benefits.

          (a) Parent agrees that, during the period commencing at the Effective Time and ending six months thereafter, the employees of the Company and any Subsidiary will continue to be provided with salary and benefits under employee benefit and commission or similar plans that are no less favorable in the aggregate than those currently provided by the

Company or any Subsidiary to such employees under the Employee Benefit Plans listed in Schedule 4.16(a) of the Disclosure Schedule; provided, however, that Parent shall not be obligated to provide any equity incentive plans to the employees of the Company or any Subsidiary.

          (b) Parent agrees to cause the Company to honor all written contracts listed in Schedule 7.5(b) of the Disclosure Schedule in accordance with their terms, which are applicable with respect to any employee, officer, director or executive or former employee, officer, director, or executive of the Company or any Subsidiary. Neither this Section 7.5 nor any other provision of this Agreement shall limit the ability or right of the Company and the Subsidiaries to terminate the employment of any of their respective employees after the Effective Time (subject to any rights of any such employees pursuant to any binding contract, agreement, arrangement, policy, plan or commitment).

          (c) For purposes of all employee benefit plans, programs and agreements maintained by or contributed to by Parent and its subsidiaries (including, after Closing, the Surviving Corporation), Parent shall, or shall cause its subsidiaries to cause each such plan, program or arrangement to treat the prior service with the Company or any Subsidiary immediately prior to the Closing of any employee of the Company or any Subsidiary (a “Company Employee”) (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or any Subsidiary prior to the Effective Time) as service rendered to Parent or its subsidiaries, as the case may be, for all purposes; provided, however, that (i) such crediting of service shall not operate to duplicate any benefit or the funding of such benefit under any plan or (ii) require the crediting of past service for benefit accrual purpose under any defined benefit pension plan. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent Plan (as hereinafter defined below) to waive any preexisting condition which was waived under the terms of any Employee Benefit Plan immediately prior to the Effective Time or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Effective Time. Parent shall recognize any accrued but unused vacation of the Company Employees as of the Effective Time, and Parent shall cause the Company and the Subsidiaries to provide such paid vacation. For purposes of this Agreement, a “Parent Plan” shall mean such employee benefit plan, as defined in Section 3(3) of ERISA, or a nonqualified employee benefit or deferred compensation plan, stock option, bonus or incentive plan or other employee benefit or fringe benefit program, that may be in effect generally for employees of Company and the Subsidiaries from time to time.

          (d) Parent shall satisfy or Parent shall cause the Company to satisfy any liability for all change in control, severance and similar obligations payable to any Company Employee, including for any Company Employee who is terminated by Parent or the Company, or any of their respective Subsidiaries on terms no less favorable than those provided under the applicable Company change in control provision or severance plan.

          (e) Except as provided in this Section 7.5, nothing in this Agreement shall limit or restrict the rights of Parent or the Company to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time.

     7.6 Financing. Parent and Merger Subsidiary each hereby agrees to use commercially reasonable efforts to arrange and obtain the Financing on the terms set forth in the Financing Letters. Parent and Merger Subsidiary will duly pay any and all commitment and other fees required or contemplated by the Financing Letters, or that otherwise arise in connection with the Notes Financing, that become due after the date hereof and prior to the Effective Time. Parent and Merger Subsidiary will keep the Company informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Financing and shall not permit any material adverse amendment or modification to be made to, or any waiver of any provision or remedy under, the Senior Financing Commitment Letter without the prior written consent of the Company, which consent shall not be unreasonably withheld. In the event that Parent and Merger Subsidiary are unable to obtain the Financing on the terms set forth in the Financing Letters, Parent and Merger Subsidiary shall use commercially reasonable efforts to obtain alternative financing with overall pricing, amortization, cost and maturity terms that are no less favorable, and other terms that are no less favorable in any material respect, to Parent and Merger Subsidiary than those contained in the Financing Letters. The Company hereby agrees to use commercially reasonable efforts to assist and cooperate with Parent and Merger Subsidiary in their efforts to arrange and obtain the Financing.

     7.7 No Amendment to Principal Stockholder Agreement. Each of Parent and Merger Subsidiary agrees not to amend, restate, modify, consent to or waive any provision of the Principal Stockholder Agreement in any material respect without the prior written consent of the Company.

     7.8 Closing Efforts. Parent and Merger Subsidiary will, and will cause their respective officers and agents to, use commercially reasonable efforts to effect the Closing as soon as reasonably practicable after the date hereof, including, but not limited to, its efforts relating to (i) reviewing and commenting upon the Proxy Statement, and (ii) responding to comments and/or requests, if any, of the SEC. Parent shall consult with the Company regarding any actions that the Company deems appropriate to maximize certainty of the Closing.

ARTICLE VIII

COVENANTS OF ALL PARTIES

     8.1 Stockholder Approval; Preparation of Company Proxy Statement.

          (a) The Company shall, as promptly as practicable following the date hereof, prepare and file with the SEC the Proxy Statement. The Company, acting through the Company Board shall, subject to its fiduciary duties under applicable Legal Requirements, include in the Proxy Statement, the recommendation of the Company Board that the stockholders of the Company approve the Merger and adopt this Agreement. No filing of, or amendment or supplement to, or correspondence to the SEC will be made by the Company without providing Parent with an opportunity to review and comment thereon. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Company Stockholders’ Meeting any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

          (b) The Company shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting the Merger Agreement and approving the Merger (the “Company Stockholders’ Meeting”). The Company shall (i) use its best efforts to solicit from stockholders of the Company proxies in favor of adoption of the Merger Agreement and approval of the Merger for the Company Stockholders’ Meeting and (ii) recommend to its stockholders the adoption of the Merger Agreement and approval of the Merger; provided, however, that nothing contained in this Section 8.1 shall prevent the Company Board from discharging its fiduciary duties.

          (c) The parties acknowledge that it is intended that the meeting of the shareholders of the Principal Stockholder to be called as provided in the Principal Stockholder Agreement (the “Principal Stockholder’s Shareholder Meeting”) will be held immediately before the Company Stockholders’ Meeting. Consequently, the Company agrees to schedule the Company Stockholders’ Meeting on the same day as, and no later than three (3) hours after the time at which the Principal Stockholder’s Shareholder Meeting is scheduled to commence, unless Parent and the Company mutually agree not to hold the Company Stockholders’ Meeting at that time. In the event the Principal Stockholder’s Shareholder Meeting is at any time or from time to time rescheduled, or commenced and adjourned, or has not concluded as of the time at which the Company Stockholders’ Meeting is scheduled to commence, or in the event the Company needs to postpone or adjourn the Company Stockholders’ Meeting in accordance with Section 6.3(b), the Company shall promptly take all such action as may be necessary and permitted by the Company’s Bylaws and applicable law to reschedule (or, if appropriate, to commence and adjourn) the Company Stockholders’ Meeting so that the Company Stockholders’ Meeting will commence immediately following the Principal Stockholder’s Shareholder Meeting.

     8.2 HSR Act Filings; Reasonable Efforts.

          (a) Each of Parent and the Company shall (i) promptly make the filings required of such party and use reasonable commercial efforts to cause any of its Affiliates to make such filings under the HSR Act and any other Antitrust Laws with respect to the Merger and the other transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or such other Antitrust Laws for additional information, documents, or other material received by such party or any of its Affiliates from the Federal

Trade Commission or the Department of Justice or any other Tribunal in respect of such filings, the Merger or such other transactions and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Tribunal under any Antitrust Laws with respect to any such filing, the Merger or such other transactions. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Tribunal regarding any such filings, the Merger or such other transactions. Neither party shall participate in any meeting with any Tribunal in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Tribunal, the opportunity to attend and participate.

          (b) Each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Tribunal with respect to the Merger or any other transactions provided for in this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transactions provided for in this Agreement as violative of any Antitrust Law, and, if by mutual agreement, Parent and the Company decide that litigation is in their best interests, each of Parent and the Company shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions. Each of Parent and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and such other transactions as promptly as possible after the execution of this Agreement.

          (c) Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Legal Requirements applicable to such party and otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or non-actions, extensions, waivers, Permits, Consents from Persons, including third parties (provided that the Company shall not make any payments or make any other concessions or amend or waive the provisions of any Material Contract to obtain a Consent) and the making of all other necessary registrations, notices and filings (including other filings with governmental entities, if any), (ii) the preparation of the Proxy Statement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carryout the purposes of, this Agreement.

          (d) Notwithstanding anything to the contrary in this Section 8.2, in connection with any action requested by any Tribunal applying the Antitrust Laws, (i) neither Parent nor any of its subsidiaries or Affiliates shall be required to divest any of their respective businesses, product lines or assets, (ii) neither Parent nor any of its subsidiaries or Affiliates shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on Parent, its subsidiaries or Affiliates, (iii) neither the Company nor any Subsidiary shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect and (iv) none of Parent, Merger Subsidiary or the Company shall be required to waive any of the conditions to the Merger.

     8.3 Notifications.

          (a) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (b) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of:

               (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement;

               (ii) any notice or other communication relating to an investigation or restraint from any Tribunal in connection with the Merger or the transactions contemplated by this Agreement; and

               (iii) any Actions commenced or, to the best of its Knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary, on the one hand, and Parent or Merger Subsidiary, on the other hand, which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Article IV or Article V, as the case may be, or which relate to the consummation of the transactions contemplated by this Agreement.

     8.4 Confidentiality. Each of Parent and Merger Subsidiary will hold, and will cause its representatives to hold, any Information (as defined in the Non-Disclosure Agreement entered into between the Company and Parent prior to the date hereof, as amended from time to time) in confidence to the extent specified under the terms of the Non-Disclosure Agreement.

ARTICLE IX

CONDITIONS

     9.1 General Conditions. Notwithstanding any other provisions of this Agreement, the obligations of all of the parties hereto to effect the Merger shall be subject to satisfaction of the following conditions:

          (a) The Company’s Stockholder Approval. The stockholders of the Company shall have approved the Merger as provided for in Section 8.1.

          (b) HSR Act Waiting Period Expired. All applicable waiting periods specified under the HSR Act with respect to the transactions provided for in this Agreement shall have expired or been terminated.

          (c) Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued since the date of this Agreement by any U.S. federal or state court of competent jurisdiction and shall remain in effect; and no U.S. federal or state Legal Requirement that makes consummation of the Merger illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

     9.2 Conditions to Obligations of Parent and Merger Subsidiary. Notwithstanding any other provisions of this Agreement, the obligations of Parent and Merger Subsidiary to effect the Merger shall be subject to satisfaction of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (without giving effect to any Material Adverse Effect or materiality qualifiers) as of the Closing (except for those representations and warranties that speak as of the date of this Agreement or a specified date, which shall be true and correct as of such specified date); provided, however, that even if a condition set forth in this Section 9.2(a) is not satisfied, the condition to the obligations of Parent and Merger Subsidiary to consummate the Merger contained in this Section 9.2(a) shall be deemed satisfied if such breaches of the representations and warranties (without giving effect to any Material Adverse Effect or materiality qualifiers but excluding any breach that is waived in writing by Parent or is otherwise permitted pursuant to this Agreement) would not be reasonably likely to result in a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c) Consents. The Company shall have obtained all Consents from any Tribunal required in connection with the consummation of the Merger contemplated hereby as of the Effective Time.

          (d) Officer’s Certificate. The Company shall have delivered to Parent an officer’s certificate certifying that the conditions set forth in Section 9.2(a), (b) and (c) have been satisfied.

          (e) Financing. As of the Closing Date, (i) Parent or Merger Sub shall have received gross proceeds of no less than $35 million from the Notes Financing (on overall pricing, amortization, cost and maturity terms and conditions that are no less favorable, and on other terms that are no less favorable in any material respect, to Parent, the Company or the Senior Lenders than the terms set forth in “Annex A” to the Highly Confident Letter) and (ii) the sum of

the following amounts, determined as of the close of business on the Business Day immediately preceding the Closing Date shall be equal to or greater than $215 million: (a) the gross proceeds from the Notes Financing, plus (b) the amount of the Company’s Free Cash (as defined below), plus (c) an amount, equal to the lesser of (A) 85% of the accounts receivable of the Company that would constitute “Eligible Receivables” (as such term is defined in “Annex X” to the CompuCom Receivables Master Trust I Pooling and Servicing Agreement, dated May 7, 1999, as amended to date) and (B) 65% of the gross trade receivables of the Company (excluding (1) accounts receivable from vendors for rebates, price protection claims, co-op claims or warranty claims, and (2) accounts receivable related to Excell Data or CompuCom Federal Systems, Inc.). As used in this Section 9.2(e), the term “Free Cash” shall mean the amount equal to the Company’s aggregate cash balances as of the close of business on the Business Day immediately preceding the Closing Date minus the sum of (x) any cash balances that are pledged to a third party, (y) the amount outstanding under the CompuCom Receivables Master Trust I or similar vehicles, and (z) $20 million.

     9.3 Conditions to Obligations of the Company. Notwithstanding any other provisions of this Agreement, the obligations of the Company to effect the Merger shall be subject to satisfaction of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct in all material respects (without giving effect to any material adverse effect or materiality qualifiers) as of the Closing (except for those representations and warranties that speak as of the date of this Agreement or a specified date, which shall be true and correct as of such specified date); provided, however, that even if a condition set forth in this Section 9.3(a) is not satisfied, the condition to the obligations of the Company to consummate the Merger contained in this Section 9.3(a) shall be deemed satisfied if such breaches of the representations and warranties (without giving effect to any material adverse effect or materiality qualifiers, but excluding any breach that is waived in writing by the Company or is otherwise permitted pursuant to this Agreement) would not be reasonably likely to prevent or materially impair the consummation of the transactions contemplated hereby.

          (b) Agreements and Covenants. Each of Parent and Merger Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c) Consents. Each of Parent and Merger Subsidiary shall have obtained all Consents from any Tribunal or other Person required in connection with the consummation of the Merger contemplated hereby as of the Effective Time.

          (d) Officer’s Certificate. Each of Parent and Merger Subsidiary shall have delivered to the Company an officer’s certificate certifying that the conditions set forth in Section 9.3(a), (b) and (c) have been satisfied.

ARTICLE X

TERMINATION; AMENDMENTS; WAIVERS; FEES AND EXPENSES

     10.1 Termination of Agreement and Abandonment of the Merger. Anything herein to the contrary notwithstanding, this Agreement and the Merger contemplated hereby shall or may be terminated at any time before the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company (unless expressly limited to a specific time period), as follows:

          (a) Mutual Consent. By mutual written consent of Parent and the Company.

          (b) Parent or the Company. By either Parent or the Company, by written notice to the other party, (i) if the Merger is not consummated by December 31, 2004; provided, however, that this Agreement and the Merger contemplated hereby may not be terminated pursuant to this clause (i) of Section 10.1(b) by any party in breach, in any material respect, of any of its representations, warranties, covenants or other agreements in this Agreement, (ii) if any Tribunal shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Merger and such Order shall have become final and nonappealable, or (iii) if the Company Stockholders’ Meeting shall have been held and adoption of this Agreement and approval of the Merger shall not have been obtained at such meeting or any adjournment thereto, or the Principal Stockholder’s Shareholder Meeting shall have been held and approval of the proposal relating to the Principal Stockholder voting at the Company Stockholders’ Meeting to approve the Merger and adopt this Agreement shall not have been obtained at such meeting or any adjournment thereto.

          (c) Parent. By Parent, by written notice to the Company, (i) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after the giving of written notice to the Company, and provided further that such termination may only occur, in the case of a breach of a representation or warranty, if such breach would have a Material Adverse Effect or would prevent or materially impair the consummation of the transactions contemplated hereby and, in the case of any failure to perform, if such failure would prevent or materially impair the consummation of the transactions contemplated hereby, (ii) at any time prior to the Company Stockholders’ Meeting, if the Company Board or any committee thereof shall have withdrawn its approval or recommendation of the Merger or this Agreement other than in connection with a Superior Proposal, (iii) at any time prior to the Company Stockholders’ Meeting, if the Company shall have approved or recommended a Superior Proposal or (iv) if the Company has entered into a definitive agreement with respect to a Superior Proposal (provided that the Company has complied with Section 6.3).

          (d) The Company. By the Company, by written notice to Parent, (i) if Parent or Merger Subsidiary shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after the giving of written notice to Parent or Merger

Subsidiary, and provided further that such termination may only occur, if such breach or failure would prevent or materially impair the consummation of the transactions contemplated hereby, (ii) if the Company has approved or recommended a Superior Proposal, or (iii) if the Company has entered into a definitive agreement with respect to a Superior Proposal (provided that the Company has complied with Section 6.3).

          (e) Automatically. By no action on the part of the parties if the Principal Stockholder Agreement is terminated in accordance with its terms.

     10.2 Effect of Termination.

          (a) In the event of a termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Subsidiary or the Company or their respective officers or directors, except with respect to Section 8.4, this Section 10.2 and Article XI; provided, however, that nothing herein shall relieve any party for liability for any breach hereof occurring prior to such termination.

          (b) In the event Parent or the Company terminates this Agreement pursuant to clause (iii) of Section 10.1(b), and Parent and Merger Subsidiary are not in material breach at such time of their respective representations, warranties, covenants or other agreements contained in this Agreement, the Company shall pay Parent’s and Merger Subsidiary’s fees and expenses (including reasonable attorney’s fees) actually incurred with Persons who are not Affiliates of Parent in connection with the transactions contemplated by this Agreement (“Parent Expenses”) as liquidated damages. The Parent Expenses shall be paid in cash by the Company not later than two (2) Business Days after presentation to the Company of invoices or other evidence of Parent Expenses reasonably acceptable to the Company; provided, however, that in no event shall the Company be obligated to reimburse Parent Expenses in excess of $4 million (the “Parent Expense Cap”).

          (c) In the event Parent or the Company terminates this Agreement pursuant to clause (iii) of Section 10.1(b), and either (A) no change in recommendation or approval by the Company Board occurred before the Principal Stockholder’s Shareholder Meeting or the Company Stockholders’ Meeting, but an Acquisition Proposal was received by the Company after the date of this Agreement and was not withdrawn before the Principal Stockholder’s Shareholder Meeting or the Company Stockholders’ Meeting, or (B) a change in recommendation or approval by the Company Board occurred before the Principal Stockholder’s Shareholder Meeting or the Company Stockholders’ Meeting, and, in all cases, Parent and Merger Subsidiary at the time of termination are not in material breach of their respective representations, warranties, covenants or other agreements contained in this Agreement, and within two hundred twenty-five days of such termination, either (i) a Change of Control Transaction is consummated, (ii) a Change of Control Transaction is approved by the Company Board or a special committee thereof, or approved by the Company’s stockholders, (iii) the Company enters into an agreement with respect to a Change of Control Transaction, or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock is or was previously commenced, and the Company Board or a special committee thereof (A) recommends that the stockholders of the Company tender their shares in such tender offer or exchange offer or

(B) within ten (10) Business Days after the commencement of such tender offer or exchange offer, the Company Board fails to recommend rejection of such offer, then the Company shall pay Parent the Alternate Transaction Fee (as defined below) calculated in accordance with this Section 10.2(c) upon consummation of the Change in Control Transaction. The fee shall be the amount which is equal to fifty percent (50%) of the amount, if any, by which the aggregate consideration, including the fair market value of any non-cash consideration valued as of the date on which such Change of Control Transaction is consummated (the “Alternate Transaction Closing Date”), that is received by holders of the capital stock of the Company with respect to the shares of the capital stock of the Company upon consummation of such Change of Control Transaction exceeds the sum of (x) the aggregate Merger Consideration that holders of the capital stock of the Company would have received with respect to the shares of the capital stock of the Company if the Merger had been consummated in accordance with terms of this Agreement as in effect on the date this Agreement is terminated and (y) the aggregate amount that would have been paid to holders of Options pursuant to Section 3.6 if the Merger had been consummated on the date of such termination (the result of such calculation, the “Total Consideration”); provided, however, that in no event shall such fee exceed an amount equal to three and one-half percent of the Total Consideration less the actual amount paid or to be paid by the Company to Parent as Parent Expenses (the fee as so calculated, the “Alternate Transaction Fee”). The Alternate Transaction Fee shall be paid to Parent no later than two (2) Business Days after the Alternate Transaction Closing Date by wire transfer of immediately available funds to such account as Parent may designate. For purposes hereof, (i) the “fair market value” of any publicly traded securities as of any date shall be the closing price or the last sale price, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which such securities are listed or admitted to trading or, if such securities are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, and the “fair market value” of any other non-cash consideration shall be determined in good faith by the Company Board, which determination shall be subject to the consent of Parent which consent shall not be unreasonably withheld, and in the absence of such determination, shall be determined in good faith by Parent, and (ii) a “Change of Control Transaction” shall mean any merger, reorganization, share exchange, tender offer, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which holders of the Company Common Stock are to receive cash or non-cash consideration for Company Common Stock (either directly, such as in a tender offer or merger, or indirectly, such as in a distribution or payment in liquidation following a sale of assets by the Company), other than a reorganization in which there is no material change in the ownership of the Company (e.g., a reincorporation to change the Company’s state of incorporation). The Company shall, upon the request of Parent, execute and deliver all such further documents and instruments, and take all such further action, as may be deemed by Parent to be necessary or desirable to carry out this Section 10.2(c).

          (d) In the event Parent terminates this Agreement pursuant to clause (ii), clause (iii) or clause (iv) of Section 10.1(c) prior to the Company Stockholders’ Meeting or the Company terminates this Agreement pursuant to clause (ii) or clause (iii) of Section 10.1(d), and

Parent and Merger Subsidiary are not in material breach at such time of their representations, warranties, covenants or other agreements contained in this Agreement, the Company shall pay Parent $8,880,000 (the “Break-Up Fee”) in cash as liquidated damages for such termination not later than two (2) Business Days after termination.

          (e) In the event that (i) an SSI Superior Proposal (as defined in the Principal Stockholder Agreement) could also reasonably be construed as a Superior Proposal and (ii) either (A) the board of directors of the Principal Stockholder or any committee thereof has withdrawn its approval or recommendation of the SSI Shareholder Proposal (as defined in the Principal Stockholder Agreement) at any time before the Principal Stockholder’s Shareholder Meeting or the Principal Stockholder enters into a definitive agreement with respect to an SSI Superior Proposal or (B) the Company has approved or recommended a Superior Proposal prior to the Company Stockholder’s Meeting or the Company enters into a definitive agreement with respect to a Superior Proposal and (iii) the Principal Stockholder Agreement or this Agreement is terminated pursuant to (x) clause (iii) of Section 5.1(c) or clauses (ii) or (iv) of Section 5.1(d) of the Principal Stockholder Agreement or (y) clauses (iii) or (iv) of Section 10.1(c) or clauses (ii) or (iii) of Section 10.1(d) of the Merger Agreement and (iv) Parent and Merger Subsidiary are not in material breach at such time of any of their respective representations and warranties, covenants or other agreements contained in the Principal Stockholder Agreement and this Agreement, Parent shall receive in cash as liquidated damages (A) the Break-up Fee from the Company not later than two (2) Business Days after such termination by wire transfer of immediately available funds to such account as Parent may designate and (B) if the SSI Alternate Transaction Fee (as defined in the Principal Stockholder Agreement) is greater than the Break-Up Fee, the difference between the SSI Alternate Transaction Fee and the Break-Up Fee from the Principal Stockholder not later than two (2) Business Days after the SSI Alternation Transaction Date (as defined in the Principal Stockholder Agreement) by wire transfer of immediately available funds to such account as Parent may designate. For reason of avoidance of any doubt, the parties agree that an SSI Superior Proposal could not be reasonably construed as a Superior Proposal if the SSI Superior Proposal relates to an acquisition of the capital stock of the Principal Stockholder or the acquisition of shares of Company Common Stock from only the Principal Stockholder.

          (f) In no event shall Parent be entitled to receive from the Company both the Alternate Transaction Fee and the Break-Up Fee, multiple Break-Up Fees or Parent Expenses if a Break-Up Fee is payable. In no event shall the amount payable by the Company in respect of the Alternate Transaction Fee and Parent Expenses exceed the amount of the Break-Up Fee.

     10.3 Amendment. This Agreement may be amended, supplemented or modified by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the approval of the Company’s stockholders (if required by law), but, after any such approval, no amendment, supplement or modification shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the covenants or agreements contained herein or (d) waive any condition to such party’s obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     10.5 Fees and Expenses. Except as otherwise expressly provided to the contrary in this Agreement, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

ARTICLE XI

GENERAL

     11.1 Release of Information. The parties shall cooperate with each other in the development and distribution of, and consult with each other before issuing, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior consent of the other parties (which shall not be unreasonably withheld or delayed), except as may be required by applicable law or any listing agreement with or other rule or regulation of any national securities exchange.

     11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made (i) as of the date and time delivered or sent by facsimile if delivered personally or by facsimile and (ii) on the third business day after deposit in the U.S. Mail, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by written notice):

(a)	If to Parent or Merger Subsidiary, to:

c/o Platinum Equity, LLC 2049 Century Park East, Suite 2700 Los Angeles, California 90067 Attention: Eva M. Kalawski, Esq. Fax No.: (310) 712-1863

With a copy (which shall not constitute effective notice) to:

Bingham McCutchen LLP 600 Anton Boulevard, 18th Floor Costa Mesa, California 92626 Attention: James W. Loss, Esq. Fax No.: (714) 549-3244

(b)	If to the Company, to:

CompuCom Systems, Inc. 7171 Forest Lane Dallas, Texas 75230 Attention: M. Lazane Smith Fax No. : 972-856-5395

With a copy (which shall not constitute effective notice) to each of:

Willkie Farr & Gallagher LLP	Montgomery, McCracken Walker &
787 7th Avenue	Rhoads LLP
New York, NY 10019	123 South Broad Street
Attention: William H. Gump	Philadelphia, PA 19109
Fax No.: (212) 728-8111	Attn: William F. Drake
Fax No.: (215) 772-7620

     11.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, provided that neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties except that, without the written consent of the Company, (i) Parent may assign any or all of its rights hereunder to any Affiliate of Parent or to any other Person that is a direct or indirect wholly owned subsidiary of Platinum Equity, LLC or of Platinum Equity Capital Partners, L.P., a private equity fund of which an Affiliate of Platinum Equity, LLC is the general partner, (ii) Merger Subsidiary may assign any or all of its rights hereunder to any other newly organized corporation under the laws of the State of Delaware, all of the capital stock of which is owned directly or indirectly by Parent or any permitted assignee of Parent and (iii) Parent and Merger Subsidiary may make a collateral assignment of any rights or benefits hereunder to any lender; provided, however, Parent shall remain liable on a direct and primary basis for the performance of any such direct or indirect subsidiary. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto, any permitted assignee, holders of shares of Company Common Stock or Company Preferred Stock, holders of Options and indemnitees) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

     11.4 Specific Performance. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative. Each party hereto acknowledges and agrees that any breach of the agreements and covenants contained in this Agreement would cause irreparable injury to the other parties hereto for which such parties would have no adequate remedy at law. In addition to any other remedy to which any party hereto may be entitled, each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

     11.5 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

     11.6 Entire Agreement. This Agreement (including the exhibits and schedules including, without limitation, the Disclosure Schedule hereto) and the documents and instruments executed and delivered in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All exhibits and schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

     11.7 Governing Law. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the substantive laws of the State of Delaware, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

     11.8 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section,” “Article,” “Exhibit” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule attached to this Agreement. The words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

     11.9 Survival of Representations, Warranties and Pre-Effective Time Covenants. The respective representations, warranties and pre-Effective Time covenants of Parent, the Company and Merger Subsidiary contained herein shall expire and be terminated on the Effective Time, unless otherwise specifically herein provided.

     11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart. The signatures of the parties to this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

[The remainder of this page has been intentionally left blank. Signature pages follow.]

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

COMPANY:

COMPUCOM SYSTEMS, INC.

By:	M. LAZANE SMITH

M. Lazane Smith
Executive Vice President, Finance, and Chief Financial Officer

PARENT:

CHR HOLDING CORPORATION

By:	JACOB KOTZUBEI

Jacob Kotzubei
Vice President

MERGER SUBSIDIARY:

CHR MERGER CORPORATION

By:	JACOB KOTZUBEI

Jacob Kotzubei
Vice President

The undersigned, Platinum Equity, LLC, hereby agrees to be responsible for the performance by Parent and Merger Subsidiary of, and to cause Parent and Merger Subsidiary to perform, all of their obligations under this Agreement that are to be performed by Parent or Merger Subsidiary on or prior to the Effective Time. The obligations of the undersigned pursuant to this undertaking shall terminate and be of no further force or effect immediately upon the Effective Time; provided that all obligations of Parent and Merger Subsidiary required to be performed on or prior to the Effective Time have been performed. This obligation is irrevocable, absolute and continuing until terminated in accordance with its terms, and may not be assigned, whether by operation of law or otherwise, without the prior written consent of the Company. Without impairing the rights of Parent and Merger Subsidiary under this Agreement, the undersigned’s responsibility shall not be discharged, released, diminished, or impaired in whole or in part by (a) any setoff, counterclaim, defense, act or occurrence which the undersigned may have against the Company as a result or arising out of this or any other transaction, (b) the renewal, extension, modification, waiver or alteration of this Agreement, with or without the knowledge or consent of the undersigned, or (c) the inaccuracy of any of the representations and warranties of the Company under the Agreement. The undersigned waives notice of (1) acceptance of this obligation; (2) the creation, renewal, extension, modification, waiver or alteration of this Agreement; (3) any breach of or default in the performance of Parent or Merger Subsidiary of their obligations under this Agreement; and (4) all other matters the notice of which the undersigned might otherwise be entitled to receive. The Company may enforce the undersigned’s obligation without first (A) suing Parent or Merger Subsidiary, (B) joining Parent or Merger Subsidiary in any suit against the undersigned, (C) enforcing any rights and remedies against Parent or Merger Subsidiary or (D) otherwise pursuing or asserting any claims or rights against Parent or Merger Subsidiary or any of their respective property.

PLATINUM EQUITY, LLC

By:	JACOB KOTZUBEI

Jacob Kotzubei
Senior Vice President

SCHEDULE 1.1

DEFINITIONS

     “2004 Capital Expenditure Budget” has the meaning specified in Section 4.7(k).

     “Accounts Receivable” as of any specified date means the accounts receivable (including, without limitation, any “accounts” as defined under the Uniform Commercial Code of the State of Delaware) of the Company as of that date.

     “Acquisition Proposal” has the meaning specified in Section 6.3(a).

     “Action” has the meaning specified in Section 4.13.

     “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, the Principal Stockholder and the Principal Stockholder Affiliates shall be deemed to be Affiliates of the Company except where otherwise expressly provided to the contrary.

     “Agreement” has the meaning specified in the preamble hereof.

     “Alternate Transaction Closing Date” has the meaning specified in Section 10.2(c).

     “Alternate Transaction Fee” has the meaning specified in Section 10.2(c).

     “Antitrust Laws” has the meaning specified in Section 8.2(b).

     “Benefit Plans” has the meaning specified in Section 4.16(a).

     “Break-Up Fee” has the meaning specified in Section 10.2(d).

     “Business Days” means a date on which financial institutions are not required to be closed in Dallas, Texas.

     “Certificate of Merger” has the meaning specified in Section 2.3.

     “Change of Control Transaction” has the meaning specified in Section 10.2(c).

     “Closing” has the meaning specified in Section 2.2.

     “Closing Date” means the date on which the Closing occurs.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

     “Common Stock Per Share Merger Consideration” has the meaning specified in the recitals hereof.

     “Company” has the meaning specified in the preamble hereof.

     “Company Board” means the Board of Directors of the Company.

     “Company Common Stock” has the meaning specified in the recitals hereof.

     “Company Employee” has the meaning specified in Section 7.5(c).

     “Company ESP Plan” means that certain CompuCom Systems, Inc. Employee Stock Purchase Plan.

     “Company Option Plans” means CompuCom Systems, Inc. 2000 Equity Compensation Plan, CompuCom Systems, Inc. 1993 Stock Option Plan, CompuCom Systems, Inc. Option Plan for Directors, and stock options granted outside of the option plans for two directors of the Company.

     “Company Preferred Stock” has the meaning specified in the recitals hereof.

     “Company SEC Documents” has the meaning specified in Section 4.6.

     “Company Stockholders’ Meeting” has the meaning specified in Section 8.1.

     “Consent” means any consent, approval, permit, notice, action, authorization or giving of notice to any Person not a party to this Agreement.

     “Contract” means, with respect to any Person, any written contract, agreement, understanding or other instrument or obligation to which such Person is a party or by which such Person or such Person’s properties or assets are or may be bound.

     “Copyrights” has the meaning specified in Section 4.12(a).

     “Credit Facilities” means the Pooling and Servicing Agreement dated as of May 7, 1999, as amended and restated as of August 20, 1999 between CSI Funding, Inc., the Company and Norwest Bank, N.A.; the Pooling and Servicing Agreement as of May 7, 1999, as amended and restated as of August 20, 1999 between CSI Funding, Inc., the Company, PNC Bank, N.A., Market Street Capital Corporation and Norwest Bank, N.A. — Series 1999-1 Supplement dated as of May 7, 1999; the Pooling and Servicing Agreement as of May 7, 1999, as amended and restated as of August 20, 1999 between CSI Funding, Inc., the Company, Lloyds TSB Bank PLC and Wells Fargo Bank Minnesota, N.A. (f/k/a/ Norwest Bank, N.A.) — Series 2000-1 Supplement dated as of October 2, 2000; the Inventory and Working Capital Financing Agreement dated as of May 11, 1999 between IBM Credit Corporation and the Company; the Receivables Contribution and Sale Agreement dated as of May 7, 1999 between CSI Funding and the Company; the Letter of Credit in the amount of $118,692 with Comerica Bank, Captive Insurance Group as the beneficiary for the account of Gateway Insurance Company; the Letter of Credit in the amount of $1,070,000 with Federal Insurance Company as the beneficiary relating to Worker’s Compensation coverage; and floor planning arrangements entered into from time to time.

     “Damages” means all losses, liabilities, obligations, demands, claims, damages, payments, Taxes, Liens, deficiencies, costs and expenses (including costs and expenses of actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest, fines and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such actions).

     “DGCL” has the meaning specified in Section 2.1.

     “Disbursing Agent” has the meaning specified in Section 3.2(a).

     “Disclosure Schedule” has the meaning specified in Section 2.8.

     “Dissenting Shares” has the meaning specified in Section 3.5.

     “Effective Time” means the date and time at which the Merger becomes effective as provided in Section 2.3.

     “Employee Benefit Plans” has the meanings specified in Section 4.16(a).

     “Employment Agreements” has the meaning specified in Section 4.16(a).

     “Environmental, Health and Safety Laws” has the meaning specified in Section 4.15(b).

     “ERISA” has the meaning specified in Section 4.16(a).

     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Fair market value” has the meaning specified in Section 10.2(c).

     “GAAP” means generally accepted United States accounting principles, consistently applied on a basis consistent with the basis on which the financial statements of the Company were prepared as of December 31, 2003.

     “Hazardous Materials” has the meaning specified in Section 4.15(b).

     “HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

     “Indebtedness” means, with respect to any Person, all obligations, contingent or otherwise in respect of borrowed money (other than preferred stock), letters of credit, guarantees,

capital leases and any other indebtedness which is evidenced by a note, mortgage, bond, indenture or similar instrument.

     “Indemnified Parties” has the meaning specified in Section 7.4(a).

     “Intellectual Property” has the meaning specified in Section 4.12(a).

     “Key Customer or Supplier” has the meaning specified in Section 4.11(a)(v).

     “Know-How” means scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the business and operations of the Company.

     “Knowledge” means with respect to a particular fact or other matter, the actual current knowledge of the executive officers and directors of the Company.

     “Legal Requirement” means any law, statute, rule or regulation of any Tribunal or any Order.

     “License Agreements” has the meaning specified in Section 4.12(c).

     “Lien” means, with respect to any properties or assets, any mortgage, pledge, hypothecation, assignment, security interest, lien, tax lien, assessment, adverse claim, levy, charge, liability or encumbrance, or preference, priority or other security agreement (including, without limitation, any conditional sale or other title retention agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction) in respect of such properties or assets.

     “Material Adverse Effect” means a material adverse effect on the business, operations, financial condition, results of operations, properties, assets or liabilities of the Company and the Subsidiaries taken as a whole or, after the Effective Time, the Surviving Corporation and the Subsidiaries taken as a whole; provided, however, that this definition shall exclude any such material adverse effect to the extent arising out of, attributable to or resulting from (a) conditions generally affecting the business or industry in which the Company and any of its Subsidiaries operate (including economic, legal and regulatory changes); (b) U.S. or global general economic or political conditions, events or circumstances affecting the U.S. or global financial markets generally; or (c) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the United States) or act of terrorism.

     “Material Contracts” has the meaning specified in Section 4.11(b).

     “Merger” has the meaning specified in the recitals hereof.

     “Merger Consideration” has the meaning specified in Section 3.1(a).

     “Merger Subsidiary” has the meaning specified in the preamble hereof.

     “Notes Financing” has the meaning specified in Section 5.5.

     “Options” means options to purchase shares of Company Common Stock, as granted pursuant to the Company Option Plans.

     “Order” means any decision, judgment, order, writ, injunction, decree, award or determination of any Tribunal.

     “Parent” has the meaning specified in the preamble hereof.

     “Parent Expenses” has the meaning specified in Section 10.2(b).

     “Parent Plan” has the meaning specified in Section 7.5(c).

     “Parent Expense Cap” has the meaning specified in Section 10.2(b).

     “Patents” has the meaning specified in Section 4.12(a).

     “Pension Plans” has the meaning specified in Section 4.16(a).

     “Permits” has the meaning specified in Section 4.19.

     “Permitted Liens” means (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business not yet due and payable, (c) liens for Taxes being contested in good faith by appropriate proceedings or which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictive covenants and similar encumbrances or impediments against any of the Company’s assets or properties which do not materially interfere with the business of the Company and its Subsidiaries, (e) minor irregularities and defects of title which do not materially interfere with the business of the Company and its Subsidiaries, (f) liens under the Company’s Credit Facilities, and (g) liens granted under floor plans from OEMs and distributors.

     “Person” means any corporation, association, partnership, limited liability company, joint venture, organization, individual, business, trust or any other entity or organization of any kind or character, including a Tribunal.

     “Preferred Stock Per Share Merger Consideration” has the meaning specified in the recitals hereof.

     “Principal Stockholder” has the meaning specified in the recitals hereof.

     “Principal Stockholder Affiliates” mean Principal Stockholder and any Affiliate of Principal Stockholder other than the Company and the Subsidiaries.

     “Principal Stockholder Agreement” has the meaning specified in the recitals hereof.

     “Principal Stockholder’s Shareholder Meeting” has the meaning specified in Section 8.1(c).

     “Proxy Statement” has the meaning specified in Section 4.4(b).

     “SEC” means the United States Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Senior Financing” has the meaning specified in Section 5.5.

     “Senior Financing Commitment Letter” has the meaning specified in Section 5.5.

     “Senior Lenders” has the meaning specified in Section 5.5.

     “Software” has the meaning specified in Section 4.12(a).

     “Special Committee” has the meaning specified in the recitals hereof.

     “Stock Certificates” has the meaning specified in Section 3.2(a).

     “Subsidiaries” means collectively all of the subsidiaries of the Company.

     “Superior Proposal” has the meaning specified in Section 6.3(e).

     “Surviving Corporation” has the meaning specified in Section 2.1.

     “Tax Returns” has the meaning specified in Section 4.10(a).

     “Taxes” means all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges or assessments of any nature whatsoever as well as any interest, penalties and additions thereto.

     “Total Consideration” has the meaning specified in Section 10.2(c).

     “Trade Secrets” has the meaning specified in Section 4.12(a).

     “Trademarks” has the meaning specified in Section 4.12(a).

     “Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of any state or the United States.

EXHIBIT A

FORM OF PRINCIPAL STOCKHOLDER AGREEMENT

[See Attached]

EXHIBIT B

FORM OF CERTIFICATE OF MERGER

[See Attached]

EXHIBIT C

POST-MERGER DIRECTORS AND OFFICERS

1.	Directors.

Eva Kalawski

2.	Officers.

J. Edward Coleman	President and Chief Executive Officer

M. Lazane Smith	Senior Vice President, Finance, and Chief Financial Officer

David A. Loeser	Senior Vice President, Human Resources

John F. McKenna	Senior Vice President, Services

Rob Joubran	Vice President and Treasurer

Eva Kalawski	Vice President and Secretary

Mark Reader	Assistant Treasurer

EXHIBIT D

DISCLOSURE SCHEDULES TO AGREEMENT AND PLAN OF MERGER

[See Attached]